Exhibit 99.3

Media
Colleen Rubart
Tel: 415-547-2368
Email: colleen.rubart@autodesk.com
Investors
David Gennarelli
Tel: 415-507-6033
Email: david.gennarelli@autodesk.com
Autodesk Completes Acquisition of Moldflow Corporation
Enhances Autodesk Digital Prototyping Solution For Plastic Parts Market

SAN RAFAEL, Calif., June 25, 2008 – Autodesk, Inc. (Nasdaq: ADSK) today completed its acquisition of Moldflow Corporation. Moldflow is a leading provider of software solutions that allow designers to predict and optimize how plastic components will perform during each phase of the design and manufacture process. Autodesk announced its intent to acquire Moldflow on May 1, 2008.

“Autodesk sees plastics and composites as some of the fastest-growing engineering materials,” said Carl Bass, Autodesk president and CEO. “Given its relatively low weight and durability, plastic materials are ideally suited to help our customers attain their sustainability initiatives. Moldflow, with its industry-leading plastics simulation, is a natural extension of Autodesk’s Digital Prototyping solution.”

Autodesk acquired Moldflow for $22 per share, or approximately $297 million, less the amount in Moldflow’s cash balance and proceeds from options exercises.
Business Outlook

Autodesk updated its financial guidance to reflect the anticipated effects of the acquisition of Moldflow. The following statements are forward-looking statements which are based on current expectations and which involve risks and uncertainties some of which are set forth below.

Second Quarter Fiscal 2009

Net revenue for the second quarter of fiscal 2009 is still expected to be in the range of $600 million and $610 million. GAAP earnings per diluted share are now expected to be in the range of $0.34 and $0.36. Non-GAAP earnings per diluted share are now expected to be in the range of $0.50 and $0.52 and exclude $0.07 related to stock-based compensation expense, and $0.09 for the amortization of acquisition related intangibles and in-process research and development.

Third Quarter Fiscal 2009

Net revenue for the third quarter of fiscal 2009 is now expected to be in the range of $615 million and $630 million. GAAP earnings per diluted share are now expected to be in the range of $0.41 and $0.43. Non-GAAP earnings per diluted share are now expected to be in the range of $0.53 and $0.55 and exclude $0.07 related to stock-based compensation expense and $0.05 for the amortization of acquisition related intangibles.

Full Year Fiscal 2009

For fiscal year 2009, net revenue is now expected to be in the range of $2.48 billion and $2.53 billion. Full year GAAP earnings per diluted share are now expected to be in the range of $1.72 and $1.82. Non-GAAP earnings per diluted share are still expected to be in the range of $2.20 and $2.30 and exclude $0.30 related to stock-based compensation expense, and $0.18 for the amortization of acquisition related intangibles and in-process research and development.

About Autodesk

Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit http://www.autodesk.com.

Autodesk and AutoCAD are registered trademarks of Autodesk, Inc., in the US and/or other countries. All other brand names, product names or trademarks belong to their respective holders.

Safe Harbor Statement:

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the impact of the acquisition on Autodesk’s earnings per share, business performance and product offerings; Autodesk’s commitments to Moldflow customers; and the impact of the combined product capabilities. Factors that could cause actual results to differ materially include the following: costs related to the proposed acquisition; whether certain market segments grow as anticipated; the competitive environment in the software industry and competitive responses to the acquisition; our success developing new products or modifying existing products and the degree to which these gain market acceptance; general market and business conditions; our performance in particular geographies, including emerging economies; difficulties encountered in integrating new or acquired businesses and technologies or the inability to realize the anticipated benefits of acquisitions; fluctuation in foreign currency exchange rates; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth opportunities; slowing momentum in maintenance or subscription revenues; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; failure to achieve continued cost reductions and productivity increases; failure to achieve continued migration from 2D products to 3D products; changes in the timing of product releases and retirements; failure of key new applications to achieve anticipated levels of customer acceptance; failure to achieve continued success in technology advancements; the financial and business condition of our reseller and distribution channels; interruptions or terminations in the business of our consultants or third party developers; and unanticipated impact of accounting for technology acquisitions. Further information on potential factors that could affect our business and financial results are included in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended January 31, 2008, and Form 10-Q for the quarter ended April 30, 2008, which are on file with the Securities and Exchange Commission.

###